News Release

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191
703 433-4000

For Immediate Release

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Elizabeth Brooks (703) 433-4263

Nextel Pre-Announces Solid 2001 Domestic Results

RESTON, Va., – February 5, 2002 – Nextel Communications, Inc. (NASDAQ: NXTL) today pre-announced key domestic metrics for its fourth quarter 2001. Fourth quarter subscriber additions were 501,000, at the high end of previous full year guidance, and domestic operating cash flow was approximately $540 million, in-line with previous full year guidance of $1.9 billion.

“Nextel delivered on our 2001 targets. Strong demand for our differentiated service continues to drive greater market share for Nextel,” said Tim Donahue, Nextel’s president and CEO. “During 2002 Nextel intends to build on the momentum of our Nextel Direct Connect® and packet data services while balancing high quality new customers with enhanced customer profitability.”

“Nextel is making significant strides in forming new operational partnerships toward our goal of reducing $1-$2 billion in future costs over the next few years and to improve customer satisfaction in order to continue to attract the highest value customers among the nationwide wireless carriers.”

“During 2002, we expect domestic operations to continue on this strong momentum by adding approximately 2 million new subscribers and generating approximately $2.5 billion in EBITDA (earnings before interest, taxes, depreciation and amortization),” Mr. Donahue continued. “Domestic capital expenditures during 2001 were approximately $2.5 billion, in-line with expectations and we are targeting lower capital spending in 2002.”

As stated in recent filings with the SEC on Form 8-K, NII Holdings, Inc., a substantially wholly-owned indirect subsidiary of Nextel Communications, is currently engaged in discussions with its creditors regarding the restructuring of its debt obligations. All NII Holdings debt obligations are non-recourse to Nextel Communications, Inc.

“Nextel Communications is currently fully funded for our domestic business plan and we are in full compliance with all debt and bank covenants,” said Paul Saleh, Nextel’s CFO. “In addition, we anticipate full compliance with all domestic covenants for the foreseeable future.”

News Release

Nextel will announce fourth quarter and full year 2001 results later this month and host a conference call to discuss 2001 results and the 2002 outlook for financial and operating performance. In addition, Nextel expects to discuss progress in new initiatives and operational partnerships aimed at reducing costs while enhancing the customer experience.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters and subject areas. We have attempted to identify in context certain of the factors that we currently believe may cause actual future experience and results to differ from current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the realization of anticipated cost savings and efficiencies, economic conditions in currently existing and targeted markets, competitive conditions, performance of our technologies, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in reports filed with the SEC by Nextel, including our annual report on Form 10-K and our subsequent quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel expressly disclaims any duty to update the information herein.

About Nextel
Nextel Communications Inc., based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners Inc., currently serve 195 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 230 million people live or work. In addition, through NII Holdings, Inc., Nextel has international wireless operations and investments primarily in selected Latin American markets.

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